Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-145845

December 8, 2008

Subject Line: Conference Call: iPath ETNs and the State of Barclays as Issuer

This conference call will cover topics such as:

•	Barclays current financial condition

•	Recent capital raises by Barclays

•	Barclays acquisition of certain Lehman Brothers businesses

FOR FINANCIAL PROFESSIONALS ONLY

Date/Time: December 10, 2008 at 11:30 AM ET, 8:30 AM PT

Call Name: iPath Conference Call

Phone: (866) 814-8449

Please dial-in 10 minutes before the call begins to enable the call to start on time.

Speaker: Mark Merson – Head of Investor Relations, Barclays Bank PLC

Mark joined Barclays in April 2003 as Group Financial Controller and became the Head of Investor Relations in April 2005. He was previously a partner in the financial services consulting practice of Deloitte & Touche, having formerly been a partner at Andersens. In his early years at Andersens, Mark worked on a range of global financial service institutions from life assurance to commercial banking and the re-design of a derivative trading platform for a Nordic oil company. Mark latterly specialized in delivering complex change protocols to global investment banks. He has worked throughout Europe, the US and Asia, and returned in July 2002 from a 2 year assignment in Tokyo, where he lead Andersen’s services to investment banks in Asia Pacific. Mark is a chartered accountant and graduate of Oxford University.

Host: Greg King, Head of iPath & Advisor Solutions, Barclays Capital

For more information, visit www.iPathETN.com.

FOR INSTITUTIONAL INVESTOR USE ONLY. NOT FOR PUBLIC DISTRIBUTION.

An investment in iPath ETNs involves risks, including possible loss of principal. For a description of the main risks see “Risk Factors” in the applicable prospectus.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-76-iPATH, or you may request a copy from any other dealer participating in the offering.

Barclays Global Investors Services, a subsidiary of Barclays Global Investors, N.A. (“BGINA”), assists in the promotion of the Securities. Barclays Global Investors, N.A. and Barclays Capital Inc. (“BCI”) are affiliates of Barclays Bank PLC.

iPath ETNs (the “Securities”) are unsecured obligations of Barclays Bank PLC and are not secured debt. The Securities are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the Securities include limited portfolio diversification, trade price fluctuations, uncertain principal repayment, and illiquidity. Investing in the Securities is not equivalent to direct investment in index or index components. The investor fee will reduce the amount of your return at maturity or on redemption, and as a result you may receive less than the principal amount of your investment at maturity or upon redemption of your Securities even if the value of the relevant index has increased. An investment in iPath ETNs may not be suitable for all investors.

The Securities may be sold throughout the day on the exchange through any brokerage account. There are restrictions on the minimum number of Securities you may redeem directly with the issuer as specified in the applicable prospectus. Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of Securities. Sales in the secondary market may result in significant losses.

© 2008 BGINA. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners.

iP-0015-1208

Not FDIC Insured * No Bank Guarantee * May Lose Value

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Barclays Global Investors

400 Howard Street

San Francisco, CA 94105